Exhibit 20

LOAN AGREEMENT
(Unsecured)

This Agreement, by and between Imobolis, Inc. a corporation duly organized and existing under the laws of the State of Nevada, "Corporation" and, Julian Spitari an individual "Note Holder".

WITNESSETH:
WHEREAS, Note Holder is willing to lend Imobolis, Inc. the aggregate sum of $3,680 which shall be evidenced by this executed Short term note.
The key terms and conditions are detailed below.
The funds are too be used for working capital of Imobolis, Inc.
The other key terms and conditions of the loan facility are as follows:

Borrower:
Imobolis, Inc.
8950 West Olympic Blvd.  Suite 350,
Beverly Hills, CA 90211

Note Holder: Julian Spitari
Amount of loan: $3,680
Term: Due on Demand
Rate: 8% annual interest will be accrued on note until re-payment.
Conversion: There are no conversion rights.

Execution and Date:

By:____Julian Spitari, President of Imobolis, Inc.
  /s/       Julian Spitari
Printed Name: Julian Spitari
Date: July 21, 2010

LOAN AGREEMENT
(Unsecured)

This Agreement, by and between Imobolis, Inc. a corporation duly organized and existing under the laws of the State of Nevada, "Corporation" and, Julian Spitari an individual "Note Holder".

WITNESSETH:
WHEREAS, Note Holder is willing to lend Imobolis, Inc. the aggregate sum of $1,500 which shall be evidenced by this executed Short term note.
The key terms and conditions are detailed below.
The funds are too be used for working capital of Imobolis, Inc.
The other key terms and conditions of the loan facility are as follows:

Borrower:
Imobolis, Inc.
8950 West Olympic Blvd.  Suite 350,
Beverly Hills, CA 90211

Note Holder: Julian Spitari
Amount of loan: $1,500
Term:  Due on Demand
Rate: 8% annual interest will be accrued on note until re-payment.
Conversion: There are no conversion rights.

Execution and Date:

By:____Julian Spitari, President of Imobolis, Inc.
  /s/       Julian Spitari
Printed Name: Julian Spitari
Date:_September 19, 2010